Exhibit 99.1

FOR FURTHER INFORMATION:

At the Company:

Paul Mastrapa

Chief Financial Officer

(847) 229-7773

OPTION CARE ANNOUNCES FOURTH QUARTER AND

YEAR-END 2004 RESULTS

Q4 Revenues of $113 Million; Earnings Per Diluted Share of $0.24

Announces Acquisition of St. Cloud, Minnesota Franchise

Declares Fourth Quarter Dividend of $0.02 Per Share and Three-For-Two Stock Split

BUFFALO GROVE, IL, February 22, 2005—Option Care, Inc. (Nasdaq: OPTN) today reported results for the fourth quarter and year ended December 31, 2004.  Revenues were $113 million for the fourth quarter, an 18% increase compared to revenues of $96 million for the fourth quarter of 2003.  Same store sales growth for home infusion and specialty pharmacy services was 15% and 16% respectively for the fourth quarter.  Net income for the fourth quarter increased 34% to $5.3 million or $0.24 per diluted share as compared to $4.0 million or $0.19 per diluted share for the comparable period last year.

For the twelve months ended December 31, 2004, revenue increased 17% to $414 million.  Year-to-date same store sales for home infusion and specialty pharmacy services increased 12% and 19% respectively.  Net income increased 117% to $18.9 million, or $0.87 per diluted share, as compared to $8.7 million, or $0.41 per diluted share, in 2003.

Consistent with the company’s dividend policy, the Board of Directors declared a dividend of $0.02 per share for the fourth quarter of 2004.  The dividend is payable on March 22, 2005 to shareholders of record as of March 8, 2005.

In order to increase the liquidity of Option Care’s common stock and make the company attractive to a wider range of investors, the Board declared a three-for-two stock split effective on March 31, 2005 for shareholders of record as of March 17, 2005.  The reported earnings per share presented in this release do not reflect the pro forma effects of the stock split.

Raj Rai, Option Care’s chief executive officer commented, “We are please with our fourth quarter results and our overall performance for the year.  Our home infusion and specialty pharmacy services continue to generate solid organic growth.  Going forward in 2005, we will aggressively pursue growth opportunities including acquisitions, new drug distribution relationships, and new managed care contracts for specialty pharmacy services.  In addition, we are actively implementing new strategies focused on developing strategic relationships with hospitals and physician practices.”

Rai further added, “We are pleased to announce that we have acquired one of our larger franchises in St. Cloud, Minnesota and now fully cover the state with company owned facilities.  In addition, we have also completed two smaller acquisitions which were consolidation opportunities in existing markets.  Furthermore, I am very excited about our solid pipeline of acquisition opportunities including franchises as well as independent pharmacies.  Based on our momentum and including recent acquisitions, I expect 2005 earnings per share to range from $0.66 to $0.70 on a split-adjusted basis.”

Rick Smith, Option Care’s president and chief operating officer commented, “We finished 2004 accomplishing many of our established goals.  We successfully accelerated revenue growth for both home infusion and specialty pharmacy services while continuing to make progress on many operational initiatives.  The work completed in 2004 positions us well for 2005 to leverage our integrated model that provides pharmacy services to patients with acute and chronic conditions who require IV administered or injectible medications.”

Commenting on the financial aspects of the quarter, Paul Mastrapa, chief financial officer, stated, “Overall gross profit for the fourth quarter was 27.8% as compared to 29.7% for the prior year quarter.  This decline is due to a reduction in specialty pharmacy gross profit of 140 basis points to 16.1% from 17.5%.  Of this decline, 50 basis points relates to a shift in mix resulting from increased sales of Xolair which has a lower gross margin than our composite gross margin.  The remaining 90 basis point reduction is due to a combination of a higher mix of lower margin therapies such as growth hormone and our managed care specialty services as well as lower margins within our hemophilia and IVIG product portfolio.  The home infusion gross profit remained consistent with the prior year period at 43.5%.”

Mastrapa continued, “Operating expenses during the fourth quarter as a percentage of revenues decreased to 20.4% as compared to 22.6% for the fourth quarter of 2003.  This increased leverage amounted to an improvement in operating income margin to 7.5% as compared to 7.1% for the prior year period.  In addition, we realized an improvement in the overall tax rate to 39% for the full year of 2004 as compared to the 40% provision through the first three quarters of the year.  This resulted in a tax rate for the fourth quarter of 36%.  I expect the ongoing tax rate to be approximately 39% for 2005.”

Mastrapa concluded, “Primarily as a result of our previously announced convertible notes offering in November, we ended the quarter with $95 million of cash and short-term investments.  Cash flow from operations was $0.6 million for the fourth quarter as compared to $4.8 million for the prior year quarter.  The decline is primarily due to a $3 million increase in inventory of certain IVIG products in anticipation of potential product shortages.  In addition, the decrease in operating cash flow was also due to a reduction in income taxes payable resulting from the timing of the company’s estimated tax payments.  Days sales outstanding were 55 days at the end of the quarter, a decrease of 3 days from the previous quarter ended September 30, 2004.”

Outlook

The company estimates that 2005 earnings per diluted share will range from $1.00 to $1.05 or $0.66 to $0.70 on a split-adjusted basis.  These estimates also do not include any impact related to the expensing of stock options under the Financial Accounting Standards Board’s Statement 123R, which is effective for quarters beginning after June 15, 2005.

Fourth Quarter Conference Call

The Company will be hosting a conference call today, Tuesday, February 22, 2005 to review the financial results for the fourth quarter.  Investors and other interested parties may access the call at 10:00 a.m. eastern Standard Time by dialing in at (800) 659-2032, participant passcode 45132665.

The call will be broadcast live as well as replayed through the internet. The webcast can be accessed through a link at www.optioncare.com.  For those who cannot listen to the live broadcast, a replay will be available two hours after the call concludes at (888) 286-8010, passcode 32111684.  The playback will be available through February 25, 2005.

The webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors.  Individual investors can listen to the call through CCBN’s individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents www.streetevents.com.

About Option Care

Option Care provides various home infusion therapies and specialty injectible pharmaceuticals to patients at home and other alternate sites such as infusion suites and physician’s offices.  The company’s services and pharmaceuticals are provided nationally through its local and regional pharmacies.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Forward looking statements can be identified by the use of terms such as “anticipates,” “expects,” “believes” and other words having a similar meaning. Investors are cautioned that all forward-looking statements involve risks and uncertainty. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by us, or on our behalf. These risks and uncertainties include, but are not limited to, uncertainties affecting our businesses and our franchisees relating to acquisitions and divestitures (including continuing obligations with respect to completed transactions), sales and renewals of franchises, government and regulatory policies (including federal, state and local efforts to reform the delivery of and payment for healthcare services), general economic conditions (including economic conditions affecting the healthcare industry in particular), the pricing and availability of equipment and services, technological developments and changes in the competitive environment in which we operate. These statements are based upon assumptions and, although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate.

Further Information on Option Care Can Be Found at:

www.optioncare.com

[Financial tables follow]

OPTION CARE, INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	(Unaudited)		(Unaudited)
	2004	2003	2004	2003
Revenue:
Specialty pharmacy services	$67,738	$57,304	$248,829	$208,557
Infusion and related healthcare services	41,501	35,023	153,302	136,192
Other	3,440	3,379	12,299	10,691
Total revenue	112,679	95,706	414,430	355,440

Cost of revenue:
Cost of goods sold	69,655	56,843	251,613	205,916
Cost of services provided	11,672	10,422	43,802	41,438
Total cost of revenue	81,327	67,265	295,415	247,354

Gross profit	31,352	28,441	119,015	108,086

Selling, general and administrative expenses	20,106	18,960	78,342	75,601
Provision for doubtful accounts	1,993	1,969	6,615	14,274
Depreciation and amortization	836	672	2,810	3,155
Total operating expenses	22,935	21,601	87,767	93,030

Operating income	8,417	6,840	31,248	15,056

Interest income (expense), net	(18)	21	71	(261)
Other expense, net	(74)	(243)	(307)	(350)

Income before income taxes	8,325	6,618	31,012	14,445
Income tax provision	3,010	2,648	12,081	5,727

Net income	$5,315	$3,970	$18,931	$8,718

Net income per share:
Basic	$0.25	$0.19	$0.89	$0.42

Diluted	$0.24	$0.19	$0.87	$0.41

Shares used in computing net income per common share:
Basic	21,326	21,031	21,292	20,888

Diluted	21,935	21,404	21,825	21,292

OPTION CARE, INCORPORATED

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	(Unaudited)
	December 31, 2004	December 31, 2003
Assets
Current assets:
Cash and cash equivalents	$86,276	$3,961
Short-term investments	8,910	—
Accounts receivable, net	69,930	62,190
Inventory	13,191	11,522
Other current assets	8,557	9,721
Total current assets	186,864	87,394

Equipment and other fixed assets, net	13,709	12,145
Goodwill, net	65,356	64,970
Other assets	3,918	2,025
Total assets	$269,847	$166,534

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$21,819	$19,940
Current portion of long-term debt	19	424
Other current liabilities	6,573	10,253
Total current liabilities	28,411	30,617

Long-term debt, excluding current portion	86,306	82
Other liabilities	8,567	6,815
Total liabilities	123,284	37,514

Total stockholders’ equity	146,563	129,020

Total liabilities and stockholders’ equity	$269,847	$166,534

OPTION CARE, INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	(Unaudited)		(Unaudited)
	2004	2003	2004	2003

Cash flows from operating activities:
Net income	$5,315	$3,970	$18,931	$8,718

Non-cash expenses	6,477	2,605	14,641	20,272
Changes in assets and liabilities:
Accounts receivable	(8,995)	(8,174)	(12,741)	(1,820)
Other assets and liabilities	(2,159)	6,377	(73)	801

Net cash provided by operating activities	638	4,778	20,758	27,971

Cash flows from investing activities:
Payments for acquisitions	(944)	(224)	(4,074)	(14,560)
Net purchases of equipment	(1,195)	(1,007)	(5,332)	(4,656)
Other investing activities	(8,991)	—	(9,001)	229

Net cash used in investing activities	(11,130)	(1,231)	(18,407)	(18,987)

Cash flows from financing activities:
Proceeds from 2.25% convertible notes offering, net of financing costs	83,223	—	83,223	—
Net borrowing (repayments) on credit agreements	—	(3,593)	—	(7,093)
Proceeds from issuance of stock	829	363	3,917	1,719
Other financing activities	(4,984)	77	(7,176)	(137)

Net cash provided by (used in) financing activities	79,068	(3,153)	79,964	(5,511)

Net increase in cash and cash equivalents	68,576	394	82,315	3,473

Cash and cash equivalents, beginning of period	17,700	3,567	3,961	488

Cash and cash equivalents, end of period	$86,276	$3,961	$86,276	$3,961